Exhibit 99.1

DELTIC Timber Corporation		NEWS RELEASE	210 EAST ELM STREET El Dorado, AR 71730 NYSE: DEL

FOR RELEASE	CONTACT:	Ken Mann	Clefton D. Vaughan
January 29, 2007		Investor Relations	Public Relations
		(870) 881-643281	(870) 881-6407

EL DORADO, AR – Clefton D. Vaughan, Vice President, Treasurer, and Chief Financial Officer of Deltic Timber Corporation, has announced his planned retirement from the Company effective May 1, 2007. Vaughan, 65, has been a member of Deltic’s executive management since 1996, the year Deltic became publicly traded.

“Clef has been a vital member of our team and, as such, enjoys the sincere appreciation and gratitude of our Board and our entire organization,” said Ray C. Dillon, Deltic’s President and Chief Executive Officer. “His advice and support to me personally have been invaluable in achieving a smooth transition following my selection as the Company’s CEO in 2003. We appreciate his exemplary service and wish the very best for Clef and his family.”

Kenneth D. Mann, currently Deltic’s Controller, has been elected to succeed Vaughan as Vice President, Treasurer, and Chief Financial Officer, also effective May 1, 2007. Mann, 48, has been with Deltic since 1991, as Assistant Controller, Manager of Corporate Governance and Investor Relations and, since 2004, Controller.

“Deltic is fortunate to have such a capable and loyal person as Ken Mann to assume the position of CFO,” Dillon said. “His knowledge, financial expertise, and leadership will serve him, the Company, and our shareholders well as he undertakes his new duties.”

Mann holds a Bachelor of Science degree in accounting from the University of Arkansas at Monticello, and a Masters of Business Administration degree from Louisiana Tech University.

Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns over 438,000 acres of timberland, operates two sawmills, and is engaged in real estate development in Little Rock and Hot Springs, Arkansas. Headquartered in El Dorado, Arkansas, Deltic is publicly traded on the New York Stock Exchange under the symbol DEL.